Your Internet Defender Inc. 8-K

Exhibit 10.04

PROMISSORY NOTE

US $248,831.59	June 30, 2014

FOR VALUE RECEIVED, Your Internet Defender Inc., a Nevada corporation ("Maker"), hereby promises to pay to the order of Lisa Grossman ("Payee), in accordance with the terms hereinafter provided, the principal amount of Two Hundred and Forty Eight Thousand, Eight Hundred and Thirty One Dollars and Fifty Nine Cents (US $248,831.59) (the "Original Principal"), together with accrued but unpaid interest thereon, all as provided in this Promissory Note (as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein, this "Note").

1.      Original Principal . For value received, the Borrower hereby promises to pay to the order of the Payee on or before the Payment Date (hereinafter defined) in lawful money of the United States of America and in immediately available funds the principal sum of Two Hundred and Forty Eight Thousand, Eight Hundred and Thirty One Dollars and Fifty Nine Cents (US $248,831.59), together with all accrued and unpaid interest thereon.

2.      Interest. This Note shall bear interest at the rate of two percent (2%) per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on the Payment Date (as defined below).

3.      Use of Proceeds. The Maker warrants and represents that the Original Principal shall be exclusively utilized for the full satisfaction of all liabilities of the Maker as of the date hereof, including any debt owed to Lisa Grossman in the amount of $118,890.87 (including principal and all accrued but unpaid interest) (the "Liabilities") as further outlined on Schedule "A" attached hereto and incorporated herein. The remaining balance of the Original Principal may be used for general corporate purposes.

4.      Maturity. Unless paid earlier, payments of outstanding principal, together with all accrued and unpaid interest thereon, shall be due and payable in full six (6) months following the date hereof (the "Payment Date").

5.      Form of Repayment. All payments due under this Note shall be solely in-kind (no cash or cash equivalents ever required) as follows: on or before the Payment Date, the Maker shall pay to the Payee, in full satisfaction of all obligations under this Note, the assets of the Maker (the “Assets”), other than cash. The Assets shall include all tangible and intangible assets of the Maker as of the date hereof and as set forth on Schedule "B" attached hereto and incorporated herein. Evidence of payment of this Note by the Maker shall be by delivery to the Payee of all applicable bills of sale, assignments and other transfer instruments, endorsed for transfer to the Payee, for which title and all ownership interest to the Assets shall be conveyed to the Payee, free and clear of all encumbrances. The Payee shall contemporaneously deliver to Maker a Satisfaction of Note indicating that the Note has been paid in full.

6.      Waiver of Demand. Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Note, all without notice.

7.      Default. If an Event of Default (as defined below) occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and all accrued and unpaid interest on this Note to be due and payable in full immediately.  In the event any action is commenced by Payee to enforce her rights under this Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s reasonable legal fees incurred in connection therewith.

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(a)    For the purposes of this Note, an “Event of Default” means the occurrence of any of the following: (a) Maker shall fail to make any payment of principal or interest on the Payment Date, and such failure shall continue unremedied for a period of (10) days after written notice from Payee, or (b) Maker fails to comply with any of its other obligations under this Note and such default shall continue unremedied for a period of thirty (30) days after written notice from Payee, or (c) Maker, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined):  (i) commences a voluntary case; (ii) becomes subject to an involuntary case which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) consents to the appointment of a Custodian (as hereinafter defined) for Maker or for all or substantially all of Maker’s property; (iv) becomes subject to the appointment of a Custodian for Maker or for all or substantially all of Maker’s property which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of Maker’s creditors.  As used in this Note, the term “Bankruptcy Law” means Title 7, Title 11 or Title 13 of the United States Code or any similar federal or state law for the relief of debtors, and the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

8.      Miscellaneous. This Note may not be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker.  This Note shall be binding upon Maker and its successors and inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns.  If any term of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.  This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith.  No delay, failure or omission by the Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to the Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

9.      Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law.

10.     Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party thereto:

If to Maker, to:

Your Internet Defender Inc.

20 E. Sunrise Highway, Suite 202

Valley Stream, NY 11581

If to Payee, to:

Lisa Grossman

5 Dogwood Lane

Lawrence, NY 11559

11.  Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

Your Internet Defender Inc.,
A Nevada corporation

By:	/s/ Leah Hein
Leah Hein Chief Executive Officer
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Schedule "A"

Liabilities of Your Internet Defender Inc.

Payee	Purpose	Amount

Lisa Grossman	Note Repayment	99,238.95

Arevim, Inc.	Note Repayment	3,653.51

The 1999 Family Trust	Note Repayment	33,090.78

Special Times for Special Needs, Inc.	Note Repayment	12,465.44

Lisa Grossman	Reimbursement for payments made on behalf of company since March 31, 2014	19,651.92

American Express	Operating expenses	15,375.03

Englard & Co.	Accounting fees	10,380.00

Li & Co.	Auditing fees	9,000.00

MBTA Management	Consulting fees	3,800.00

Manhattan Stock Transfer	Agent fees and EDGAR filing fees	2,067.82

Yitz Grossman	Consulting fees	40,108.14
TOTAL		$248,831.59

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Schedule "B"

Assets of Your Internet Defender Inc.

(1)	The name “Your Internet Defender Inc.” and “Your Internet Defender.”

(2)	The website at the following URLs: www.YourInternetDefender.com and www.YIDefender.com; and

(3)	The business operations of the Maker as of the date of this Note, including but not limited to any operations on the Company’s websites which are identified directly above.

The above assets shall not include, under any circumstances, any cash assets or cash equivalents.

The above assets shall not include, under any circumstances, any business operations of the Maker that come into existence after the date of this Note.

The above assets shall not include, under any circumstances, any assets acquired after the date of this Note.

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